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                                                                   EXHIBIT 10.17

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "AGREEMENT"), dated July 28, 2005, (the "EFFECTIVE DATE") is entered into between ARTISTdirect, Inc., a Delaware corporation (the "COMPANY"), and Robert Weingarten ("EMPLOYEE").

                                    RECITALS

      WHEREAS, the Company desires to employ Employee to serve the Company and its subsidiaries and Employee desires to be so employed by the Company, on the terms and subject to the conditions hereinafter set forth.

                                    AGREEMENT

      NOW, THEREFORE, the parties hereto have agreed, and do hereby mutually agree, as follows:

      1. EMPLOYMENT AND DUTIES. Subject to the other terms and conditions set forth herein, the Company hereby employs Employee, and Employee agrees to be employed by the Company, as Chief Financial Officer. Employee shall have the duties, responsibilities and authority customarily associated with the position of chief financial officer of a publicly held corporation and shall report to the Company's Board of Directors. Employee shall be nominated by the Company for election, and shall serve, as a member of the Company's Board of Directors (the "BOARD").

      2. DEVOTION TO DUTIES. During the Term (as defined herein), Employee shall faithfully perform to the best of his ability all services and acts necessary or advisable as both (a) are consistent with his title and position and (b) may reasonably be assigned to him by the Board (but he shall not be assigned any duties or responsibilities that, in the aggregate, would represent a material diminution in, or would be materially inconsistent with, his duties and responsibilities as Chief Financial Officer). During the Term, Employee shall devote his business time, skill and energies to the business of the Company and each of its "Subsidiaries" (as defined below); provided, however, that Employee may devote a limited amount of time to other business activities (including service on boards of directors), so long as (a) such activities are not competitive with the Company's business, (b) Employee's so doing does not interfere with his performance of his duties to the Company and (c) from and after March 1, 2006, such service does not involve Employee acting in the capacity as an executive officer or employee of another public company. For purposes of this Agreement, "SUBSIDIARIES" shall mean those entities whose affairs the Company has, now or in the future, the power to direct by reason of ownership of securities, by contract, or otherwise. Without limiting the preceding sentence, any person or entity owning directly or indirectly 50% or more of the voting securities of another entity shall be deemed to have the power to direct the affairs of such other entity.

      3. PLACES OF EMPLOYMENT. During the Term, Employee's principal places of employment shall be at the offices of the Company in the Los Angeles, CA area.

      4. TERM. The term of Employee's employment hereunder shall be deemed to have commenced on the date hereof and shall continue through December 31, 2008 (the "TERM"),

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unless terminated sooner as provided in Section 7 below. In the event Employee continues in the employ of the Company after December 31, 2008, such employment shall be solely on an at-will basis. Accordingly, after December 31, 2008, Employee may resign or the Company may terminate Employee with or without Cause (as defined herein) and with or without advance notice. During any such period of at-will employment, Employee will be paid at the monthly base salary rate for the last regular pay period of the scheduled Term.

      5. COMPENSATION. For all services to be rendered by Employee hereunder, Employee shall be paid by the Company the amounts set forth in this Section 5. Employee shall not be entitled to additional compensation for performing any services consistent with his duties hereunder for any Subsidiary of the Company.

            (a) Base Salary. During the Term, the Company shall pay Employee a base salary at the annual rate of One Hundred Ninety Five Thousand Dollars ($195,000) (the "BASE SALARY"), payable in accordance with the Company's standard payment schedule for executive employees.

            (b) Bonuses. Employee shall be eligible to receive the following bonuses:

                  (i) Discretionary Bonus. Employee shall be eligible to receive a discretionary bonus of up to 100% of Base Salary with respect to each fiscal year of the Term, pro-rated for any portion thereof. The amount of such discretionary bonus, if any, shall be determined by the Compensation Committee of the Board or, if none, the Board (the "COMMITTEE").

                  (ii) Formula Bonus. Employee shall be entitled to receive a formula bonus (as more fully described on Schedule 5(b)) with respect to each fiscal year of the Term in an amount equal to the maximum amount that the Company could pay to Employee during the applicable fiscal year without causing the Company to either (A) have negative, or increased negative, earnings before interest, taxes, depreciation and amortization in such fiscal year, or (B) violate any financial covenants made in favor of the Company's lenders.

            (c) Stock Option. Within 10 days following execution of this Agreement, the Company shall grant Employee an option to acquire shares of the Company's Common Stock (the "STOCK OPTION") which options shall vest in accordance with the formula set forth on Schedule 5(c).

      Amounts payable to Employee pursuant to this Section 5 shall be subject to required withholdings and shall be pro-rated for partial years. Employee hereby acknowledges and agrees that he shall not be eligible to participate in any employee bonus plans of the Company other than as may be provided for in this Agreement.

      6.    EMPLOYEE BENEFITS; REIMBURSEMENT FOR EXPENSES.

            (a) Participation in Employee Benefit Plans. Employee shall be entitled to participate in such Company retirement, profit sharing and pension plans and life and other insurance programs, as well as other benefit programs, as are available to other senior executive employees of the Company, subject to the terms of those plans and programs; provided,

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however, that notwithstanding anything herein to the contrary, the Company shall not be obligated to institute or maintain any particular benefit or insurance program or plan or aspect thereof.

            (b) Car Allowance. Employee shall be entitled to a car allowance at the rate of $800 a month.

            (c) Vacation. Employee shall be entitled to not less than four (4) weeks vacation during each year of the Term hereof to be scheduled at mutually agreeable times and accrued and taken in accordance with Company policy. Employee may not accrue more than a maximum of forty (40) days of unused vacation time and, accordingly, vacation time will cease to accrue during any period in which Employee has forty (40) days of accrued vacation time.

            (d) Reimbursement of Expenses. The Company agrees to reimburse Employee for all reasonable and necessary out-of-pocket expenses incurred by Employee during his employment in performing of services for the Company, including but not limited to expenses for business-related travel, hotel, meals, telephone calls and entertainment. As a condition to the reimbursement of such expenses by the Company to Employee, Employee shall provide the Company with copies of invoices, receipts or other satisfactory documentation in sufficient detail to allow the Company to confirm the business nature of the expenses and to claim an income tax deduction for such paid items, if such items are deductible. The obligations of the Company to make the reimbursements specified hereunder for expenses accrued prior to the effective date of termination of employment shall survive any termination of the Term.

      7. TERMINATION. Employee and the Company hereby agree and acknowledge that the Company shall have the right to terminate Employee's employment for any reason whatsoever; provided, however, that if the Company terminates Employee's employment other than pursuant to Sections 7(a), 7(b) or 7(c) below, it shall be obligated to make the payment described in Section 7(f)(ii) below, and the stock options theretofore granted to Employee shall be subject to accelerated vesting (as more fully described below).

            (a) Disability. The Company may terminate Employee's employment hereunder after the occurrence, and during the continuance, of any Disability of Employee, upon thirty (30) days' prior written notice to Employee. For purposes of this Agreement, "DISABILITY" means Employee's incapacity to perform substantially all of his then current duties as required hereunder for one hundred eighty (180) days or more within any period of three hundred sixty-five
(365) consecutive days because of mental or physical condition, illness or injury, consistent with applicable state and federal law. In the event of any dispute regarding the existence of Employee's Disability, the matter shall be resolved by the determination of a physician qualified to practice medicine in the State of California, selected by the Company and reasonably approved by Employee. For this purpose, Employee will submit to appropriate medical examinations.

            (b) Cause. The Company may terminate Employee's employment hereunder for Cause. For the purposes of this Agreement, "CAUSE" shall mean Employee shall have (i) been convicted of, or pleaded nolo contendere to, any felony or lesser crime involving fraud, embezzlement or misappropriation of the property of the Company or any of its Subsidiaries; (ii)

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engaged in gross negligence or willful misconduct in the performance of
Employee's duties hereunder that has resulted in material injury to the Company;
(iii) materially and willfully breached any material provision hereof; or (iv) misappropriated for his own purpose and benefit any material property of Company or any Subsidiary or misappropriated for his own purpose and benefit, in violation of his fiduciary obligation to the Company, any material opportunity of the Company or any Subsidiary. Notwithstanding anything to the contrary contained herein, none of the events or circumstances described in clauses (ii),
(iii) or (iv) above shall constitute "Cause" for purposes of this Agreement unless the Company gives Employee written notice delineating the claimed event or circumstance and setting forth the Company's intention to terminate Employee's employment if such claimed event or circumstance is not capable of remedy or is not duly remedied within thirty (30) days following such notice, if capable of remedy, and Employee fails to remedy such event or circumstance within such thirty (30)-day period.

            (c) Death. The employment of Employee hereunder shall be automatically terminated on the date of Employee's death.

            (d) Good Reason. Employee may terminate his employment hereunder forthwith at any time for Good Reason upon written notice to the Company. For purposes of this Agreement, "GOOD REASON" shall mean the occurrence of any of the following: (i) a material and substantial reduction in Employee's title, responsibilities or duties (including, but not limited to, any such reduction following a change in control of the Company); (ii) a reassignment of Employee to a geographic location in excess of thirty-five (35) miles from the Company's current principal offices; or (iii) a material breach by the Company of any of its obligations to Employee hereunder, including, but not limited to, the Company's failure to timely make any payment due to Employee hereunder. Notwithstanding anything to the contrary contained herein, none of the foregoing events or circumstances shall constitute "Good Reason" for purposes of this Agreement unless Employee gives the Company written notice delineating the claimed event or circumstance and setting forth Employee's intention to terminate his employment if such claimed event or circumstance is not capable of remedy or is not duly remedied within a reasonable period following such notice (not to exceed thirty (30) days), if capable of remedy, and the Company fails to remedy such event or circumstance within such reasonable period.

            (e) Company's Obligations upon Termination. If Employee's employment is terminated pursuant to this Section 7, Employee shall be entitled to, and the Company's obligation hereunder shall be limited to: (i) the payment of any unpaid compensation accrued under Section 5(a) above through the effective date of such termination; (ii) any unreimbursed expenses incurred, and other accrued employee benefits (as described above) accrued, through the date of termination; (iii) retain any stock options that are vested pursuant to and in accordance with the terms of any stock option plan or agreement under which such stock options were granted by the Company to Employee; and (iv) the additional compensation provided in Section 7(f) below, if any.

            (f)   If Employee's employment is terminated:

                  (i) by the Company pursuant to Section 7(a) above, Employee will receive the benefit of any Company disability plans; or

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                  (ii) (A) by the Company other than pursuant to Sections 7(a),
7(b) or 7(c) above, or (B) by Employee pursuant to Section 7(d) above, the Company shall pay Employee the Severance Amount as hereinafter defined, less required withholdings, in twelve (12) equal semi-monthly installments over the six (6) month period immediately following such termination. The "SEVERANCE AMOUNT" shall mean the sum of (a) one (1) year worth of Base Salary, and (b) the Performance Bonus due for the year in which the termination occurs. Furthermore, all stock options granted to Employee on or prior June 30, 2005 shall be deemed fully "vested" and otherwise exercisable in accordance with their terms and, with respect to any stock options granted after June 30, 2005 (the "NEW OPTIONS"), all Time Vesting Options (as set forth in Schedule 5(c)) shall be deemed fully vested and otherwise exercisable in accordance with their terms. The parties hereto agree that the consideration set forth in Section 7(e) above and this Section 7(f)(ii) constitutes fair compensation and the sole remedy for damages for any termination by the Company other than pursuant to Sections 7(a), 7(b) or 7(c) above, or by Employee pursuant to Section 7(d) above.

            (g) None of the payments provided for in Sections 7(e) or 7(f) shall be reduced by any amounts earned or received by Employee from any third party at any time.

            (h) Nothing in this Agreement shall be deemed a release or waiver of right to any medical or other employee benefits available to Employee on or after the effective date of termination of the executive's employment by the Company under any federal, state or local law that provides for the continuation of any medical or other employee benefits after employment.

      8. RIGHTS TO WORKS. In return for the consideration described herein, Employee agrees as follows:

            (a) All inventions, trade secrets, ideas, recordings, original works of authorship or other work product of any kind that Employee conceives, develops, discovers or makes in whole or in part pursuant to this Agreement or in the scope of Employee's employment and Employee's contributions thereto (hereinafter referred to as "WORKS") shall belong solely and exclusively to the Company. The Company shall have the perpetual and exclusive right to use, exhibit, distribute, or license throughout the universe, any Work or part thereof in which Employee's services for the Company are utilized by all forms of audio, visual, textual, digital, electronic or other distribution that are now known or may hereafter exist, and otherwise exploit such Works in such media, forums and for such uses throughout the universe as it deems appropriate; provided, however, that no likeness or quote of Employee shall be used after the Term without Employee's written consent. All revenues derived by the Company from the use, exhibition, distribution, licensing, or other exploitation of such Works shall be the sole and exclusive property of the Company.

            (b) To the extent that the Works are considered: (i) contributions to collective works and/or (ii) as parts or components of audiovisual works, the parties hereby expressly agree that the Works shall be considered "works made for hire" under the United States Copyright Act of 1976, as amended (17 U.S.C.
Section 101 et seq.). In accordance therewith, the sole right of copyright in and to the Works shall belong exclusively to the Company in perpetuity. To the extent that the Works are deemed works other than contributions to collective works and/or parts or components of audiovisual works, Employee hereby irrevocably assigns and transfers to the

Company to the maximum extent permitted by law all right, title and interest in the Works, including but not limited to all copyrights, patents, trade secret rights, and other proprietary rights in or relating to the Works. At the Company's reasonable written request and sole expense, Employee shall execute, verify, acknowledge, deliver and file any and all formal assignments, recordations and any and all other documents that the Company may prepare and reasonably call for to give effect to the provisions of this Agreement. If Employee fails to execute any such document or instrument, or perform any such act, within ten (10) business days, Employee shall be deemed to have irrevocably constituted and appointed the Company, with full power of substitution, to be Employee's true and lawful attorney, in Employee's name, place, and stead, to execute, acknowledge, swear to, and file all instruments, conveyances, certificates, agreements, and other documents, and to take any action which may be necessary or appropriate to effect the provisions of this Section 8. The powers of attorney granted herein shall be deemed to be coupled with an interest and shall be irrevocable.

            (c) It is understood that the rights granted to the Company in this
Section 8 shall continue in effect after the termination or expiration of this Agreement to the extent necessary for the Company's full enjoyment of such rights.

            (d) All provisions of this Agreement relating to the assignment by Employee of any invention or innovation are subject to the provisions of California Labor Code Sections 2870, 2871 and 2872. In accordance with Section 2870 of the California Labor Code, the obligation to assign as provided in this Agreement does not apply to an invention or innovation that Employee developed entirely on his own time without using the Company's equipment, supplies, facilities, or trade secret information except for those inventions that either:
(i) relate to either (A) the business of the Company or any of its Subsidiaries at the time of conception or reduction to practice of the invention, or (B) actual or demonstrably anticipated research or development of the Company or any of its Subsidiaries; or (ii) result from any work performed by Employee for the Company or any of its Subsidiaries. A copy of California Labor Code Sections 2870, 2871 and 2872 is attached to this Agreement as Exhibit 1.

            (e) Employee shall disclose all inventions and innovations to the Company, even if Employee does not believe that he or she is required under this Agreement, or pursuant to California Labor Code Section 2870, to assign his interest in such invention or innovation to the Company. If the Company and Employee disagree as to whether or not an invention or innovation is included within the terms of this Agreement, it will be the responsibility of Employee to prove that it is not included.

      9. RESTRICTIONS. In recognition of the considerations described herein, Employee agrees that:

            (a) Without limiting the generality of Section 2 above, Employee acknowledges and agrees that given the extent and nature of the confidential and proprietary information he will obtain during the course of his employment with the Company, it would be inevitable that such confidential information would be disclosed or utilized by Employee should he obtain employment from or otherwise become associated with any person or entity engaged in any activity directly competitive with any business then carried on by, or anticipated to be carried on by, the Company or any of its Subsidiaries (a "COMPETITOR"). Consequently, prior to the termination of Employee's services under this Agreement, Employee shall not, without the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any Competitor. Notwithstanding the foregoing, Employee may acquire or hold, solely for investment, publicly traded securities of any corporation, so long as such securities, in the aggregate, constitute less than five percent (5%) of any class or series of outstanding securities of such corporation.

            (b) During the term of Employee's employment and at all times thereafter, Employee shall hold in secrecy all trade secrets and confidential information relating to the Company's (and its Subsidiaries') business and affairs that come to his knowledge while employed by the Company (excluding information that is or becomes publicly known or available for use through no fault of Employee), including but not limited to: (i) matters of a business nature, such as information about costs, profits, markets, sales, lists of customers, lists of clients and other information of a similar nature, (ii) plans or strategies for development of the business of the Company and (iii) matters of a technical nature. Except as required in the performance of Employee's duties to the Company under this Agreement, Employee shall not use for his own benefit or disclose to any person (except as required by law or legal process, provided Employee shall undertake to give the Company notice prior to such disclosure and shall comply with any applicable protective order or equivalent), directly or indirectly, such matters unless such use or disclosure has been specifically authorized in writing by the Company in advance.

            (c) Until termination of Employee's services under this Agreement and for a period of one (1) year thereafter, Employee shall not, directly or indirectly, hire, offer to hire, entice away, or in any other manner persuade or attempt to persuade any officer, employee, agent, representative, customer, client, performer or songwriter of the Company or any Subsidiaries, to discontinue his or her relationship with the Company or any Subsidiary of the Company. This provision shall not apply, however, after termination of Employee's services if his employment is terminated by the Company other than pursuant to Sections 7(a), 7(b) or 7(c) above or if Employee's employment is terminated by Employee pursuant to Section 7(d) above.

      10. EMPLOYEE'S REPRESENTATIONS. Employee hereby represents and warrants that: (a) he has the right to enter into this Agreement and to grant the rights granted by him herein, (b) the provisions of this Agreement do not violate any other contracts or agreements to which he is a party and that would adversely affect his ability to perform his obligations hereunder, and (c) he will comply with all policies of the Company of which he has notice, provided they are consistent with applicable laws.

      11. THE COMPANY'S REPRESENTATIONS. The Company hereby represents and warrants that: (a) it has the right, power and authority to enter into this Agreement and to incur the obligations incurred by it herein, (b) this Agreement has been duly and validly authorized by the Company, and (c) the provisions of this Agreement do not violate any other contracts or agreements to which it is a party that would adversely affect its ability to perform its obligations hereunder.

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      12. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws (and not the laws of choice of laws) of the State of California.

      13. ENTIRE AGREEMENT. This Agreement constitutes the whole agreement of the parties hereto in reference to any employment of Employee by the Company and in reference to the subject matter hereof, and all prior agreements, promises, representations and understandings relative thereto are merged herein.

      14. ASSIGNABILITY. The services to be performed by Employee hereunder are personal in nature and, accordingly, Employee may not, without the prior express written consent of Company in each instance, assign or transfer this Agreement or any rights or obligations hereunder. Nothing expressed or implied herein is intended or shall be construed to confer upon or give to any person, other than the parties hereto, any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition hereof.

      15. NO THIRD PARTY BENEFICIARIES. Nothing expressed or implied herein is intended or shall be construed to confer upon or give to any person, other than the parties hereto, any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition hereof.

      16. REMEDIES. Any material breach or violation by Employee of the terms of
Section 8 or 9 above would result in immediate and irreparable injury and harm to the Company, and would cause damage to the Company in amounts difficult to ascertain and for which the Company's remedies and defenses at law would be inadequate. Accordingly, in the event of any such breach or threatened breach, the Company shall be entitled to, and Employee hereby consents to the entry of, the remedy of injunction, without any requirement that the Company post a bond, as well as all other remedies to which the Company may be entitled, at law, in equity or otherwise. Notwithstanding the foregoing, Employee shall be entitled to dispute the factual basis of any breach asserted by the Company.

      17. COVENANTS REASONABLE AS TO TIME AND TERRITORY. Employee and the Company have considered carefully the nature and extent of the restrictions set forth in this Agreement and the rights and remedies conferred upon the Company under this Agreement, and hereby acknowledge and agree that: (i) such restrictions are reasonable in time and territory; and (ii) the consideration provided and to be provided to Employee is sufficient to compensate Employee for such restrictions.

      18. AMENDMENTS; WAIVERS. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

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      19. NOTICES. All notices, consents, requests and other communications hereunder shall be in writing and, if given by personal delivery, shall be deemed to have been validly served, given or delivered upon actual delivery and, if mailed or delivered by overnight courier, shall be deemed to have been validly served, given or delivered when deposited in the United States mail, as registered or certified mail, with proper postage prepaid, or when deposited with the courier service, and addressed to the party or parties to be notified, at the following addresses (or such other addresses) as a party may designate for itself by like notice):

      If to Employee:      Robert Weingarten
                           5439 Lockhurst Drive
                           Woodland Hills, CA 91367

      With a copy to:      Stone, Rosenblatt & Cha
                           16633 Ventura Blvd., Suite 1401
                           Encino, CA 91436
                           Attention: William B. Barnett

      If to the Company:   ARTISTdirect, Inc.
                           10900 Wilshire Boulevard
                           Suite 1400
                           Los Angeles, CA 90024
                           Attention: Chairman

      With copies to:      VP of Business and Legal Affairs

                           and

                           Lenard, Brisbin & Klotz LLP
                           1100 Glendon Avenue
                           Suite 1650
                           Los Angeles, CA 90024
                           Attention: Allen D. Lenard, Esq.

      20. SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent that a restrictive covenant contained herein may, at any time, be more restrictive than permitted under the laws of any jurisdiction where this Agreement may be subject to review and interpretation, the terms of such restrictive covenant shall be those allowed by law and the covenant shall be deemed to have been revised accordingly. Each and every term of this Agreement shall be enforced to the fullest extent permitted by law.

      21. SECTION HEADINGS. The Section headings herein are used solely for convenience and shall not be used in the interpretation or construction of this Agreement.

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      22. COUNTERPARTS; FACSIMILE. This Agreement may be executed in two (2)
counterparts and by facsimile, each of which shall be deemed an original and both of which together shall be deemed one (1) Agreement.

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

"EMPLOYEE"                                      "COMPANY"

ROBERT WEINGARTEN                               ARTISTDIRECT, INC.

/s/ Robert Weingarten                           By: /s/ Frederick W. Field
---------------------------------                   ---------------------------
Robert Weingarten                                   Frederick W. Field
                                                Its: Chairman

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                                    EXHIBIT 1

               CALIFORNIA LABOR CODE SECTIONS 2870, 2871 AND 2872

SECTION 2870

            (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                  (i) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

                  (ii) Result from any work performed by the employee for the employer.

            (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

SECTION 2871

No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee's inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

SECTION 2872

If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.

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                                  SCHEDULE 5(b)

                                  BONUS FORMULA

      Employee shall be entitled to receive an annual performance bonus (the "PERFORMANCE BONUS") of up to one hundred percent (100%) of Employee's Base Salary upon achievement of the following financial milestones by the Company:

      (a) Threshold No. 1 EBITDA. If the Company achieves Threshold No. 1 EBITDA, Employee shall be entitled to a bonus amount equal to fifty percent (50%) of Base Salary; and

      (b) Threshold No. 2 EBITDA. If the Company achieves Threshold No. 2 EBITDA, Employee shall be entitled to an additional bonus amount equal to fifty percent (50%) of Base Salary.

      For purposes of this Schedule 5(b), the following definitions shall apply:

      "EBITDA" shall mean for the Company and its subsidiaries, an amount equal to (a) the sum (without duplication) of (i) annual consolidated net income plus
(ii) to the extent deducted in determining annual consolidated net income, (A) consolidated interest expenses, (B) income tax expenses, (C) depreciation and amortization, (D) net losses on assets sales for such period and (E) other non-cash charges for such period (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) minus (b) to the extent included in determining annual consolidated net income, (i) net gains on asset sales for such period, (ii) other non-cash items increasing annual consolidated net income (excluding any non-cash gains for such period resulting from the reversal of an accrual or reduction or elimination of a reserve established in a prior period to the extent the related non-cash charge was excluded in accordance with clause
(a)(ii)(E) above (and after taking any Performance Bonus earned by the Company's Chief Executive Officer and/or Chief Financial Officer). EBITDA shall be calculated by the Company in accordance with GAAP, and on the basis of the year end audited financial statements of the Company.

      "THRESHOLD NO. 1 EBITDA" shall mean an amount equal to (i) $9 million for the year ended December 31, 2006, (ii) $12 million for the year ended December 31, 2007 and (iii) $15 million for the year ended December 31, 2008.

      "THRESHOLD NO. 2 EBITDA" shall mean an amount equal to (i) $10.8 million for the year ended December 31, 2006, (ii) $14.4 million for the year ended December 31, 2007 and (iii) $18.0 million for the year ended December 31, 2008.

      The Performance Bonus shall be payable not later than 120 days following the end of each fiscal year of the Company; provided that the Company, in its discretion and based upon interim financial results, may advance a portion of the Performance Bonus that may become due for any particular fiscal year.

                                  SCHEDULE 5(c)

                                 VESTING FORMULA

      New Options granted pursuant to the Agreement shall vest in accordance with the following schedules:

      (a) Time Vesting Options. Fifty percent (50%) of New Options will vest at the rate of 1/3 per year over a three (3) year period. Vesting will occur 1/3 on July 28, 2006 and the balance will vest in quarterly installments over the following two (2) year period.

      (b) Performance Vesting Options. Fifty percent (50%) of New Options will vest on achievement of the following financial milestones by the Company:

            (i) Fifty percent (50%) of Performance Vesting Options upon the Company reaching EBITDA of $9 million for the year ended December 31, 2006, $12 million for the year ended December 31, 2007 or $15 million for the year ended December 31, 2008. One hundred percent (100%) of Performance Vesting Options shall vest if EBITDA targets are satisfied in any two (2) of the three (3) fiscal years referenced in the preceding sentence;

            (ii) One hundred percent (100%) of Performance Vesting Options will vest upon the Company reaching EBITDA of $21 million in aggregate for the years ended December 31, 2006 and 2007, $27 million in aggregate for the years ended December 31, 2007 and 2008 or $36 million in aggregate for the years ended December 31, 2006, 2007 and 2008;

            (iii) One hundred percent (100%) of Performance Vesting Options will vest upon a sale, merger or other "change of control" transaction at or above a price of $3.10 per share (as adjusted for any stock split, stock dividend, recapitalization or the like), and in any transaction which the Company's outstanding convertible subordinated debt (the "SUBORDINATED DEBT"), which was issued pursuant to the terms of that certain Securities Purchase Agreement dated as of July 28, 2005 entered into by and between the Company and the investors indicated on the signature page thereto (the "SECURITIES PURCHASE AGREEMENT"), is redeemed in full together with payment in full of any applicable redemption premium in accordance with the terms set forth in the Convertible Subordinated Notes issued by the Company pursuant to the terms of the Securities Purchase Agreement (collectively, the "SUBORDINATED NOTES"); or

            (iv) One hundred percent (100%) of any unvested Performance Vesting Options will only be subject to three (3) year time vesting (which period will begin on July 28, 2006), upon completion of a financing by the Company (in either one or a series of related transactions) resulting in aggregate gross proceeds of $20 million or more in which the Company issues equity at or above a price of $3.10 per share (as adjusted for any stock split, stock dividend, recapitalization or the like).

      For purposes of this Schedule 5(c), "EBITDA" shall mean for the Company and its subsidiaries, an amount equal to (a) the sum (without duplication) of
(i) annual consolidated net income plus (ii) to the extent deducted in determining annual consolidated net income, (A) consolidated interest expenses,
(B) income tax expenses, (C) depreciation and amortization, (D) net losses on assets sales for such period and (E) other non-cash charges for such period (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) minus (b) to the extent included in determining annual consolidated net income, (i) net gains on asset sales for such period, (ii) other non-cash items increasing annual consolidated net income (excluding any non-cash gains for such period resulting from the reversal of an accrual or reduction or elimination of a reserve established in a prior period to the extent the related non-cash charge was excluded in accordance with clause (a)(ii)(E) above (and after taking any Performance Bonus earned by the Company's Chief Executive Officer and/or Chief Financial Officer). EBITDA shall be calculated by the Company in accordance with GAAP, and on the basis of the year end audited financial statements of the Company.